Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE: December 20, 2007	FOR MORE INFORMATION, CONTACT: John M. Mendez (276) 326-9000
FIRST COMMUNITY BANK, N. A.
NAMES WILLIAM P. STAFFORD, II CHAIRMAN OF BOARD
Bluefield, Virginia — First Community Bank, N. A. has elected William P. Stafford, II to serve as Chairman of the Board. The appointment follows the sudden death of former Chairman B.W. Harvey, Sr. who passed away on Saturday, December 8, 2007. Mr. Stafford was also appointed to serve as Vice Chairman of the Board of Directors of First Community Bancshares, Inc., a position that was also held by Mr. Harvey at the time of his death. Mr. Stafford has served as a Director of the First Community Bank, N. A. board and the board of its parent company, First Community Bancshares, Inc., for the past 13 years.
John M. Mendez, President and Chief Executive Officer, First Community Bancshares, Inc., said, “We are saddened by the loss of Chairman Harvey, who was an outstanding board member and a good friend. At the same time, we welcome Will Stafford as the new Chairman of our Board. His years of dedicated service and his knowledge of the business make him the ideal candidate for the position and I am confident that he will continue to provide strong leadership for our company.”
Mr. Stafford is active in a number of community foundations and organizations. He currently serves on the Bank and Parent Executive Committees, as well as the Bank Trust Committee. Mr. Stafford is Chairman of both the Bank Loan Committee and the Parent Compensation Committee. Mr. Stafford is also Chairman of the Board of Directors of Investment Planning Consultants, Inc., a wholly-owned bank subsidiary. He is an attorney with Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC in Bluefield, West Virginia, and resides in Princeton, West Virginia, with his wife, Pam, and their children, Abbey and Perry.
First Community Bank, N. A. is operated by its parent company, First Community Bancshares, Inc., a $2.17 billion financial holding company, headquartered in Bluefield, Virginia. First Community Bank, N. A. operates through fifty-two locations and four wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm, which offers wealth management and investment advice. The Company’s wealth management group managed assets with a market value of $844 million at September 30, 2007. First Community Bancshares, Inc. is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.